Biote Reports Second Quarter 2025 Financial Results

Q2 financial performance driven by strong dietary supplement sales and gross margin expansion

Launched corporate reorganization to increase new clinic and procedure growth

Decisive actions position Biote for sustainable long-term growth and value creation

Second Quarter 2025 Financial Highlights

•
Revenue of $48.9 million
•
Gross profit margin of 71.6%
•
Net income of $3.9 million and diluted earnings per share attributable to biote Corp. stockholders of $0.10, compared to net loss of $(10.4) million and diluted loss per share attributable to biote Corp. stockholders of $(0.21) in the prior year period
•
Adjusted EBITDA1 of $15.2 million and Adjusted EBITDA margin1 of 31.1%

IRVING, TX – August 6, 2025 - Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the second quarter ended June 30, 2025.

“Consistent with our action plan to drive structural and cultural change, Biote initiated an organizational restructuring in early May designed to strengthen our business and position us for increased and sustainable profitable growth in the years ahead,” said Bret Christensen, Biote's Chief Executive Officer. “While many difficult actions were taken, I am pleased with the initial progress we have already achieved, which has included new leadership, an expansion of corporate talent and an upgraded sales compensation structure that I believe will enable us to enhance productivity and drive long-term success.

“Second quarter revenue decreased slightly year-over-year. Second quarter Adjusted EBITDA increased 19.1% year-over-year, reflecting a shift of our 2025 annual marketing event from the second to the third quarter as well as efficiency gains from the vertical integration of our 503B manufacturing facility. As we move forward, we remain focused on advancing our key strategic priorities: accelerating new providers, maximizing value from top tier clinics, and strengthening our commercial organization.”

_____________________________

1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

2025 Second Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Total revenue was $48.9 million, down slightly from $49.2 million. Procedure revenue decreased 8.4% and dietary supplement revenue increased 30.4%.

Gross profit margin was 71.6%, as compared to 68.8% primarily due to the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income increased 72.7% to $10.8 million due to higher gross profit and lower operating expenses.

Net income was $3.9 million and diluted earnings per share attributable to biote Corp. stockholders was $0.10, as compared to net loss of $(10.4) million and diluted loss per share attributable to biote Corp. stockholders of $(0.21). Net income for the second quarter of 2025 included a loss of $(1.8) million, while net loss for the second quarter of 2024 included a loss of $(13.9) million due to changes in the fair value of the earnout liabilities for the respective periods.

Adjusted EBITDA increased 19.1% from $12.7 million to $15.2 million, while Adjusted EBITDA margin expanded to 31.1% compared to 25.9%. Both Adjusted EBITDA and Adjusted EBITDA margin increased from the prior-year quarter due to the shift of our 2025 annual marketing event from the second to the third quarter, higher gross profit margin and reduced operating expenses.

Summary and 2025 Financial Outlook

“In just a few months, Biote has achieved meaningful progress in reorganizing our commercial organization and aligning on the strategic priorities that I am confident will drive a higher level of performance and growth,” stated Mr. Christensen.

“Given the time it will take for our changes to begin to have a positive impact, we are adjusting our fiscal 2025 revenue guidance to be greater than $190 million, as compared to the previously disclosed range of $202-$208 million, and revising our fiscal 2025 Adjusted EBITDA guidance to be greater than $50 million, as compared to the previously disclosed range of $59-$64 million. This revised guidance reflects the impacts we are experiencing as we continue to reorganize our commercial organization and drive towards our strategic priorities.”

Mr. Christensen concluded, “The restructuring actions we are taking represent decisive steps forward for Biote, and we are executing with focus and conviction to achieve our strategic goals. Our liquidity remains strong and we intend to continue to invest in our value proposition to gain and retain practitioners. Biote remains committed to advancing patient health by transforming healthy aging, and I am confident that we are on the right path to achieve our vision while building long-term value for all stakeholders.”

($ in millions)	2025 Guidance
Revenue	Above $190 million
Adjusted EBITDA[2]	Above $50 million

•
2025 Procedure revenue is now expected to decrease at a high single-digit percentage rate from 2024, as compared to the prior forecast of 2-4% growth.
•
2025 Dietary supplements revenue is now expected to grow at a mid-teens percentage rate from 2024, as compared to the prior forecast of approximately 5-10% growth.

_____________________________

2 Please see “Forward-Looking Non-GAAP Financial Measures" below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Wednesday, August 6, 2025. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote Second Quarter 2025 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, inventory fair value write-up, transaction-related expenses, restructuring-related expenses, certain other expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and

Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: anticipated benefits and successful execution of our organizational restructuring; the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; changes to international tariffs, U.S. trade policy or similar government actions; geopolitical tensions; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2025, as supplemented by Biote’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, and other documents filed by Biote from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$19,601	$39,342
Accounts receivable, net	9,075	7,631
Inventory, net	12,132	14,845
Other current assets	8,696	6,309
Total current assets	49,504	68,127
Property and equipment, net	9,928	6,973
Capitalized software, net	3,582	3,877
Goodwill	5,833	5,833
Intangible assets, net	4,883	5,500
Operating lease right-of-use assets	2,978	3,246
Deferred tax assets, net	28,018	28,742
Other non-current assets	72	72
Total assets	$104,798	$122,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,863	$5,813
Accrued expenses	8,983	11,293
Term loan, current	6,250	6,250
Deferred revenue, current	3,052	2,961
Earnout liabilities, current	—	100
Operating lease liabilities, current	557	523
Share repurchase liabilities, current	27,832	24,574
Total current liabilities	50,537	51,514
Term loan, net of current portion	98,486	101,199
Deferred revenue, net of current portion	1,402	1,553
Operating lease liabilities, net of current portion	2,601	2,890
Share repurchase liabilities, net of current portion	17,947	44,300
Other non-current liability	—	1,500
TRA liability	4,386	4,479
Earnout liabilities, net of current portion	8,279	17,135
Total liabilities	183,638	224,570
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	1
Additional paid-in capital	—	—
Accumulated deficit	(79,478)	(100,297)
Accumulated other comprehensive loss	(30)	(35)
Treasury stock, at cost	(5,600)	(5,600)
biote Corp.’s stockholders’ deficit	(85,104)	(105,928)
Noncontrolling interest	6,264	3,728
Total stockholders’ deficit	(78,840)	(102,200)
Total liabilities and stockholders’ deficit	$104,798	$122,370

Biote Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In Thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Product revenue	$47,657	$48,111	$94,682	$94,146
Service revenue	1,206	1,058	3,173	1,827
Total revenue	48,863	49,169	97,855	95,973
Cost of revenue
Cost of products	12,811	14,500	24,465	27,387
Cost of services	1,064	861	2,020	1,426
Cost of revenue	13,875	15,361	26,485	28,813
Selling, general and administrative	24,223	27,575	50,915	50,500
Income from operations	10,765	6,233	20,455	16,660
Other income (expense), net:
Interest expense, net	(2,852)	(2,577)	(5,757)	(4,237)
Gain (loss) from change in fair value of earnout liabilities	(1,832)	(13,949)	8,856	(26,038)
Other expenses	(6)	(2)	(24)	(4)
Total other income (expense), net	(4,690)	(16,528)	3,075	(30,279)
Income (loss) before provision for income taxes	6,075	(10,295)	23,530	(13,619)
Income tax expense	2,150	73	3,766	2,475
Net income (loss)	3,925	(10,368)	19,764	(16,094)
Less: Net income (loss) attributable to noncontrolling interest	740	(3,281)	2,861	(4,846)
Net income (loss) attributable to biote Corp. stockholders	$3,185	$(7,087)	$16,903	$(11,248)

Other comprehensive income (loss):
Foreign currency translation adjustments	9	(1)	5	(2)
Other comprehensive income (loss)	9	(1)	5	(2)
Comprehensive income (loss)	$3,934	$(10,369)	$19,769	$(16,096)

Net income (loss) per common share
Basic	$0.10	$(0.21)	$0.54	$(0.33)
Diluted	$0.10	$(0.21)	$0.46	$(0.33)
Weighted average common shares outstanding
Basic	31,625,485	33,072,156	31,556,017	34,185,578
Diluted	31,743,162	33,072,156	36,959,274	34,185,578

Biote Corp.

Condensed Consolidated Statements of Cash Flows (In Thousands) (Unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net income (loss)	$19,764	$(16,094)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,767	1,626
Bad debt expense	962	838
Amortization of debt issuance costs	412	404
Provision for obsolete inventory	1,100	42
Non-cash lease expense	268	180
Non-cash interest on share repurchase liability	1,986	493
Share-based compensation expense	4,313	4,604
(Gain) loss from change in fair value of earnout liabilities	(8,856)	26,038
Deferred income taxes	1,285	—
Changes in operating assets and liabilities:
Accounts receivable	(2,406)	(1,684)
Inventory	1,613	(192)
Other assets	(2,387)	818
Accounts payable	(1,950)	1,490
Deferred revenue	(60)	379
Accrued expenses	(3,910)	(1,453)
Payments pursuant to TRA	(93)	—
Operating lease liabilities	(255)	(170)
Net cash provided by operating activities	13,553	17,319
Investing Activities
Purchases of property and equipment	(3,439)	(3,210)
Purchases of capitalized software	(371)	(692)
Acquisitions, net of cash acquired	—	(11,611)
Net cash used in investing activities	(3,810)	(15,513)
Financing Activities
Repurchases of Class A common stock	—	(5,599)
Borrowings on revolving loans	—	10,000
Principal repayments on term loan	(3,125)	(3,125)
Payments on repurchase liability	(25,081)	(62,162)
Proceeds from exercise of stock options	226	562
Issuance of stock under purchase plan	72	146
Distributions	(1,581)	(4,203)
Net cash used in financing activities	(29,489)	(64,381)
Effect of exchange rate changes on cash and cash equivalents	5	(8)
Net decrease in cash and cash equivalents	(19,741)	(62,583)
Cash and cash equivalents at beginning of period	39,342	89,002
Cash and cash equivalents at end of period	$19,601	$26,419
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$4,022	$3,972
Cash paid for income taxes	$2,508	$2,207
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$—	$85
Shares issued to acquire Simpatra	$—	$1,841

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2025	2024		2025	2024
Net income (loss)	$3,925	$(10,368)		$19,764	$(16,094)
Interest expense, net(1)	2,852	2,577		5,757	4,237
Income tax expense	2,150	73		3,766	2,475
Depreciation and amortization(2)	910	876		1,767	1,626
Share-based compensation expense(3)	2,186	2,841	`	4,313	4,604
Litigation expenses-former owner(4)	82	(12)		232	589
Litigation-other(5)	427	22		892	92
Legal settlement and related expenses(6)	(262)	—		(226)	—
Inventory fair value write-up(7)	—	1,206		—	1,206
Transaction-related expenses(8)	—	—		—	45
Restructuring-related expenses(9)	555	—		555	—
Other expenses(10)	517	1,202		852	1,287
Merger and acquisition expenses(11)	—	376		110	795
(Gain) loss from change in fair value of earnout liabilities	1,832	13,949		(8,856)	26,038
Adjusted EBITDA	$15,174	$12,742		$28,926	$26,900
Total revenue	$48,863	$49,169		$97,855	$95,973
Net income (loss) margin(12)	8.0%	-21.1%		20.2%	-16.8%
Adjusted EBITDA margin(13)	31.1%	25.9%		29.6%	28.0%
(1)
Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. Interest expense, net, included accreted interest related to the share repurchase liabilities of $0.9 million and $2.0 million for the three and six months ended June 30, 2025, respectively, and $0.5 million for each of the three and six months ended June 30, 2024, respectively.
(2)
Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense included in cost of products was $0.06 million and $0.07 million for the three and six months ended June 30, 2025, respectively, and $0.01 million for each of the three and six months ended June 30, 2024, respectively.
(3)
Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including stock options and restricted stock units.
(4)
Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)
Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)
Represents litigation settlement gains or losses and related legal expenses.
(7)
Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)
Represents transaction costs including legal fees of $0.04 million during the six months ended June 30, 2024, which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings. No such filing fees were incurred during the three and six months ended June 30, 2025.
(9)
Represents restructuring costs incurred during the three and six months ended June 30, 2025 related to a workforce reduction primarily within our commercial organization.
(10)
Represents executive severance costs of $0.5 million and a realized foreign currency loss of less than $0.01 million for the three and six months ended June 30, 2025 and strategic consulting and legal expenses related to the recent CEO transition of $0.3 million for the six months ended June 30, 2025. For each of the three and six months ended June 30, 2024, represents professional services fees of $0.1 million incurred related to the accounting treatment of the share repurchase liabilities, strategic consulting and advisory services of $0.5 million, executive severance costs of $0.3 million and a realized foreign currency loss of less than $0.01 million.

(11)
Represents legal fees and professional fees totaling $0.1 million incurred during the six months ended June 30, 2025 to finalize the purchase price allocation of Asteria Health and for other strategic opportunities to expand the business. For the three and six months ended June 30, 2024, represents legal fees of $0.2 million and $0.5 million, respectively, and professional services fees of $0.2 million and $0.3 million, respectively, related to our 2024 acquisitions.
(12)
Net income (loss) margin is defined as net income (loss) divided by total revenue.
(13)
Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com